Exhibit 99.1

VIVUS, Inc.

Third Quarter 2013 Financial Results Teleconference

Moderator:  Dana B. Shinbaum

November 5, 2013, 04:30pm EST/01:30pm PST

Operator:                                            Good day, ladies and gentlemen, and welcome to the VIVUS Third Quarter 2013 Financial Results Teleconference. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session with instructions will following at that time. And as a reminder, this teleconference may be recorded.

And now I will turn the program over to Dana B. Shinbaum, Corporate Development & Investor Relations. Please begin.

Dana B. Shinbaum — Director, Corporate Development & Investor Relations, VIVUS, Inc.

Mr. Shinbaum:                                Thank you, operator.  Before we get started, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, forecast, estimate, expect, intend, likely, may, potential, plan, predict, opportunity, and should, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially.

There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2012, as amended on Form 10-K/A filed April 30, 2013, and as amended by the Form 10-K/A filed on June 12, 2013 and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO of VIVUS.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Mr. Fischer:                                                  Hello everyone and welcome to our third quarter 2013 conference call. As you know, I have been at VIVUS for approximately eight weeks. During this time, I’ve focused my attention on accelerating the adoption of Qsymia as a highly effective medical treatment of choice in managing obesity; (2) securing a favorable commercial alliance for Qsymia; (3) establishing a pathway toward a centralized regulatory approval for Qsiva in Europe; and (4) reducing expenses not directly related to Qsymia franchise revenue growth.

Our financial results for the third quarter 2013 were disappointing, but we have made changes to improve our performance. We strengthened our balance sheet by entering into partnerships with Auxilium in the U.S. and Canada and Menarini in over 40 countries in Europe for commercialization of avanafil, our erectile dysfunction drug. We have initiated a process to seek European approval for Qsiva through the centralized procedure. We have taken steps to cut costs by reducing our workforce, our facilities expense, and other areas being non-essential to Qsymia revenue growth.

In the third quarter, there were 109,000 total prescriptions dispensed for Qsymia, an increase of 35% over the second quarter. Gross sales excluding free goods were $11.1 million for the third quarter, an increase of 40% over the second quarter gross sales of $7.9 million. However, net product revenue grew modestly at 15% during the third quarter 2013. We believe that recent growth in certified retail pharmacies expanded reimbursement coverage, and a more focused selling message will allow us to increase sales in 2014.

We believe Qsymia has the potential to improve health outcomes and change patients’ lives through significant and sustained weight loss of at least 10%. Our goal is to establish Qsymia as the pharmaceutical agent of choice for obese patients.

Just a few weeks ago, new evidence of the beneficial effects of Qsymia was published in the October 2013 edition of Diabetes Care. In the study, high-risk overweight or obese patients with pre-diabetes and/or metabolic syndrome who were taking Qsymia over a two-year period experienced reductions of up to 78.7% in the annualized incidence rate of type 2 diabetes in addition to losing weight.

Last week, new data from a phase 3 study in the Qsymia development plan were published in the journal Obesity. The study demonstrated greater than 10% weight loss, good tolerability, and concluded that the combination of the two components of Qsymia delivered superior efficacy compared to either component alone. The clinical evidence of Qsymia efficacy is compelling.

VIVUS continues to maintain a leading presence at key cardio metabolic and related medical society meetings with multiple posters and podium presentations, continuing medical education and Qsymia product theater events.  Our presence at the upcoming scientific meeting, known as Obesity Week, among the premier obesity meetings worldwide will be second to none.

Qsymia is now available at over 31,000 certified retail pharmacies nationwide, more than three times the number of pharmacies since our second quarter 2013 teleconference. Chains that have been certified to dispense Qsymia include Walgreens, Duane Reade, CVS, Rite Aid, Walmart, Kroger and Safeway, along with many others. Independent pharmacies are currently being certified as well. Multiple locations are added daily and you can find your local Qsymia certified retail pharmacy at findqsymia.com.

Reimbursement trends continue to improve. Qsymia is now available to 38% of U.S. commercial lives at Tier 3 reimbursement or better. We have several contracts deep in the process that if completed by year-end 2013 should allow us to further improve availability. We are increasing our focus on the insured patient to secure greater insurance coverage for Qsymia Tier 2, which should increase Qsymia utilization and patient persistence. For uninsured patients and for those whose insurance plans choose not to cover obesity medications, we will continue to offer patient assistance through discount programs.

As mentioned earlier in the third quarter, there were 109,000 total prescriptions dispensed for Qsymia. The total prescription count represented 35% growth over second quarter 2013 and included three new highs for monthly total prescriptions.  However, net revenue growth was only 15% for the same period. Impacting net revenue was the approximately 56% of our total prescriptions in the third quarter 2013 that included either a free good or discount offer, such as the free trial offers for the starting dose and the Pay-No-More-Than $75 per month for up to three months for the recommended dose offered to cash-paying patients.  These promotional programs have resulted in significant impact to our net revenue per prescription in the third quarter, as well as the prior periods, and will likely impact net revenue in future periods as these programs continue to be offered. We will place a greater emphasis going forward on the covered patients.  In addition, we are working on ways to sample Qysmia which will be more cost-effective. While we are currently investing to ensure patient and physician trial of Qysmia, in the future, we will be focused on improving our overall revenue per prescription while driving prescription growth.

Partnering Qysmia is a key goal. Our Board has opened new doors for active partnership discussion. The process is competitive with new companies coming to the table. We have ongoing discussions with a number of potential partners for Qysmia, and we maintain a flexible approach with respect to the structure and scope of an arrangement.

Given the sensitivity of these discussions and the uncertainty around the timing of a deal, I will not discuss partnership activity in greater detail during the Q&A.

We are in the process of assessing a potential pathway forward with the CHMP for approval for Qsiva in obesity.  As announced on September 20, 2013, we are seeking input from the CHMP Scientific Advisory Working Party in advance of commencing the CVOT clinical trial known as AQCLAIM. We hope to clarify and satisfy CHMP’s concerns with respect to cardiovascular safety. As you know, a product enjoys 10 years’ data exclusively in Europe post approval assuming a successful central filing through CHMP.

We have implemented a cost reduction plan which will reduce our workforce in the fourth quarter of 2013 by approximately 20 employees, or 17%. Our sales force will not be affected by this plan. We expect to complete the cost reduction plan by year-end 2013.

As you saw from today’s 8-K filing, Timothy E. Morris exercised his rights under his Change of Control and Severance Agreement. Tim will provide transition services to the company until December 31, 2013.  Svai Sanford, Corporate Controller, has been named interim CFO. We recognize and appreciate Tim’s significant contributions to VIVUS, including the recently completed Menarini and Auxilium deals, throughout his long tenure as a senior executive with the company and we wish him all the best in his future endeavors.

I will now pass the call over to Svai Sanford for an update on his areas of focus.  Svai?

Svai Sanford, interim Chief Financial Officer, VIVUS, Inc.

Mr. Sanford:                                            Thank you, Seth. There are two areas that I will cover — first , an update on STENDRA, and then I will discuss the results for the third quarter.

For STENDRA, the highlight of the quarter was the signing of the license agreement with Auxilium for U.S. and Canada. Under the license agreement, we are eligible to receive up to $300 million based on certain regulatory and sales milestones, including an upfront licensing fee of $30 million and a $15 million payment contingent upon a potential label amendment regarding time to erection.  In addition, we will earn royalties on product sales throughout the life of the agreement. Auxilium expects to begin its commercial launch of STENDRA by the end of 2013, with first shipments of STENDRA in December 2013.

For the third quarter of 2013, net product revenue from sales of Qsymia was $6.4 million.  In addition, we recognized $21 million in license revenue from STENDRA license agreement with Menarini.

Net loss for the third quarter of 2013 was $48.2 million, or $0.48 net loss per share, as compared to a net loss of $40.4 million, or $0.40 net loss per share during the third quarter of 2012. The increased net loss as compared to the third quarter of 2012 is primarily due to higher selling, general and administrative expenses, increased interest expense and 27 — oh, excuse me — $20.7 million of non-recurring charges related to the proxy contest in connection with our 2013 Annual Meeting of the Stockholders, which was resolved in July 2013 and resulted in a change in the majority of the members of the Board of Directors. Included in the non-recurring charges was $12.7 million of non-cash share-based compensation expense related to stock options that were accelerated due to the change in the majority of the members of the Board. These increases were partially offset by the license revenue of $21 million.

Net product revenue from sales of Qsymia for the first nine months of 2013 were $16 million and the license revenue was $21 million. For the nine month ended September 30, 2013, we reported a net loss of $157.3 million, or $1.56 net loss per share, as compared to a net loss of $83.2 million, or $0.85 net loss per share during the first nine months of 2012. The increased net loss is due primarily to increased selling and marketing expenses related to commercialization activities for Qsymia.

Included in the net loss for the nine months ended September 30, 2013 was $24.7 million of non-recurring charges in connection with our 2013 Annual Meetings of Stockholders and related severance charges, including $12.7 million of non-cash share-based compensation expense and a total charge of $10.2 million from Qsymia inventory on hand in excess of demand plus a purchase commitment fee for Qsymia. These increases were partially offset by the license revenue of $21 million.

We anticipate current weekly prescription trends continue through the end of 2013. However, we believe there may be certain level of seasonality in demand as we approach holidays in November and December.

Cash, cash equivalents and available-for-sale securities totaled $346.4 million at September 30, 2013, as compared to $214.6 million at December 31, 2012. The increase of $131.8 million is primarily due to net cash provided by financing activities, including net proceeds of $48.4 million from the royalty financing and $241.8 million from the convertible note offering less cash used to purchase capped calls of $34.7 million, and less cash used in operating activities of $121.2 million, including $26.6 million in net upfront payments received from Menarini.  In October, we received $30 million in an upfront payment from STENDRA license agreement with Auxilium.

I will now turn the call back to Seth.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Mr. Fischer:                                                  Thanks, Svai. The plan for VIVUS contains four essential elements, first, accelerating adoption of Qsymia. Our strategic drivers for Qsymia in the U.S. are as follows. We will drive a strong efficacy message. We will target the most productive physicians and the appropriate patient types. We will generate growth for insured patients, continue to increase the number of certified retail pharmacies, and improve our earnings per prescription. Our work continues with payers and we are seeing increasing success from these efforts.

Number two, we will secure a commercial alliance for Qsymia. Securing a commercial alliance for Qsymia is important to realizing the full potential of this franchise and to build this market. We are committed to bringing these discussions to a successful conclusion as rapidly as possible.

Number three, establishing a pathway for Qsiva in Europe. The EU opportunity is substantial and we believe our approach to the centralized EU regulatory process for Qsiva enhances the likelihood of success.

Number four, reducing or eliminating expenses not directly related to growing Qsymia sales. Our cost reduction plan is targeted and timely and will help to streamline our operation. We remain optimistic about the obesity market in the U.S. and around the world and in our ability to establish Qsymia as the leading therapeutic agent within the market.

With that, we will take a few questions.

Operator:                                                              Thank you, ladies and gentlemen.  [Operator Instructions.] First question is from Simos Simeonidis of Cowen & Company. Your line is open.

Simos Simeonidis, Analyst, Cowen & Co. LLC

Mr. Simeonidis:                             Hi. Thank you for taking the questions. Can you give us some insight on how many more retail chains you expect to have on board, or how many more pharmacies?  You mentioned that there’s 31,000 certified retail pharmacies right now.  How many more do you expect to have on board in the next few months?

Mr. Fischer:                                                  Simos, this is Seth. We continue to add pharmacies literally on a daily basis. And we’re now set up that pharmacies can go in on their own and certify so now we have independent pharmacies that are literally just started certifying, and chains will continue to certify ongoing. So it’s really difficult to say because we are seeing growth on a daily basis.

Mr. Simeonidis:                             But in terms of the total amount of capacity, is there another 31,000 that’s available to add, or is it another 5,000? Can you give us some, a number that can help us understand what the total amount would be?

Mr. Fischer:                                                  So we look at about a total of around 60,000 pharmacies in the U.S., but as you go out, obviously you’re going to get diminishing returns because the major chains we already have involved in this process.

Mr. Simeonidis:                             Okay. And then in terms of the cost cutting you announced, is that the final one that you’re going to see in the next couple of quarters?

Mr. Fischer:                                                 So the cost reduction exercise that we just went through obviously was a very important one for the company, and it’s hard for me to project any further cost reductions. Right now, we’re moving forward with the reductions we have in hand, but we’re always looking for other types of reductions in the future.

Mr. Simeonidis:                             Okay, and then finally, the gross to net that you talked about today, is this — from what you’re seeing this quarter, is it something that we should be expecting for the next quarter and going forward in terms of what you’re seeing for the discounts you’ve been offering, or should we expect an improvement there?

Mr. Sanford:                                            Simos, this is Svai and I’ll take that question. We do expect the trend to continue for — until further notice.

Mr. Simeonidis:                             Okay. Thank you for taking the questions.

Operator:                                                              Our next question is from Steve Byrne of Bank of America. Your line is open.

Steve Byrne, Analyst, Bank of America Merrill Lynch

Mr. Byrne:                                                       Seth, what would you consider to be the primary reasons for limiting scripts?  Is it reps on the ground?  Is it doc awareness?  Is it patient awareness?  Reimbursement? Which of these things would you rank highest on that list for limiting script growth?

Mr. Fischer:                                                  Well, Steve, I just want to repeat.  The — You asked about what’s the limiting factor an increase, is that — was that the question?

Mr. Byrne:                                                       Yes.

Mr. Fischer:                                                  So I think it’s a number of factors. First of all, we are pleased that at least we’ve seen month-over-month growth and 35% quarter-to-quarter growth, but certainly we need to grow faster. I think primarily it’s educating physicians.  We are building a new market here and having them fully understand the potentials of Qsymia within that market is one very important part of that future growth.

Secondly, it’s for the physicians to really identify those patients in their practice, and we’ve spent a great deal of time of helping physicians understand what are the appropriate patient types for our product. And then, the other part is obviously making sure that people understand the availability at retail is another important factor here. So each of those are slowly being put in place, and I believe that that will allow us to accelerate our growth.

Mr. Byrne:                                                       And can you provide the percentage of patients that received a script during the quarter that had insurance coverage?

Mr. Fischer:                                                  So we had approximately 30% of our patients that were covered during the quarter.  That means that they were paid for by some type of plan during the quarter.

Mr. Byrne:                                                       And can you comment on what the abandonment rate might be for those patients that move from a free script to a paid script? What’s the level of abandonment there?

Mr. Fischer:                                                  So we saw during the quarter our abandonment rate actually improved and right now it’s about 19%.

Mr. Byrne:                                                       Okay. Thank you.

Mr. Fischer:                                                  Sure. Thank you.

Operator:                                                              The next question is from Marko Kozul of Leerink Swann. Your line is open.

Marko K. Kozul, Analyst, Leerink Swann LLC

Mr. Kozul:                                                       Hey, good afternoon. Just a quick clarification, was it 38% or 30% of commercial lives that had Tier 3 or better?

Mr. Fischer:                                                  There is a difference that 38% of patients or lives, commercial lives have access to Qsymia. Thirty percent of patients have been covered, which means that their plans have paid for the prescriptions.

Mr. Kozul:                                                       Terrific, and my question is do you have any color on the proportion of patients then that are currently covered by Tier 2, Tier 3, or any info on insurance companies or managed care organizations that may have opted out of reimbursement?

Mr. Fischer:                                                  Right. So the majority of patients currently are covered by Tier 3. We may have some smaller players that have Tier 2, but the vast majority is in fact Tier 3.

Mr. Kozul:                                                       Terrific, and just one quick follow-up. I was wondering if you could give us the third quarter breakdown from number of unique patients and possibly those that obtained drug under the Save Now! Program?

Mr. Fischer:                                                  I’m sorry. I don’t have quite that detail that you are looking for.

Mr. Kozul:                                                       No problem. Thanks for taking the questions.

Mr. Fischer:                                                  Thank you.

Operator:                                                              Our next question is from Lee Kalowski of Credit Suisse. Your line is open.

Lee H. Kalowski, Analyst, Credit Suisse Securities (USA) LLC (Broker)

Mr. Kalowski:                                     Great. Thanks. One question I had was on the ASP. So if I look at the dollar per paid prescription this quarter, looks like it was a little under $80, maybe $78, $75 give or take, which is a pretty big decline from last quarter. I guess just a few questions around this. One, is this primarily a function of the additional couponing that’s been going on?  Secondly, I guess, as we think about next year, I mean, how do we think about that reversing? And I guess lastly, given that you’ve talked about 30% being paid by insurance, I guess if I look at — if the people are paying cash and they’re paying no more than $75, it doesn’t sound like the dollar per insured script is going to be that much above $75 either. I guess those will be my questions.

Mr. Sanford:                                            This is Svai. The net revenue per script is actually around $59 per script.

Mr. Kalowski:                                     Yeah, but I was asking about per paid script. So if I take the revenue and focus on the scripts that are actually paid as opposed, if I subtract out the 28,000 unpaid scripts?

Mr. Sanford:                                            Yeah you would get a higher number. That’s correct.

Mr. Kalowski:                                     Okay. Yeah, I understand that. But I guess what — I had a few questions around that, which is should we be thinking about that number going forward? How does that reverse? And does this basically mean that patients who are on insurance that the revenue per insured script is not a whole lot higher than $75 either?

Mr. Fischer:                                                  Actually, in our experience, the revenue per script is higher in the covered life. So those patients that are covered by insurance is actually a very nice improvement over the current cash Pay-No-More-Than $75. We would expect to see an improvement over time in the access to the coupons et cetera, so — and also as patients move more into the insurance coverage.

Mr. Kalowski:                                     Okay. And I guess maybe one last question. I know in the past you’ve given some information on persistence and how long patients have been on scripts. Can you give an update for that information?

Mr. Fischer:                                                  Great question. Currently, we do not have an update on that data, because there is new data we need to look at as we come into retail. So we really do not have any updates on previous information that we’ve given.

Mr. Kalowski:                                     Okay. Thanks guys.

Mr. Fischer:                                                 Thank you.

Operator:                                                              Our next question is from Charles Duncan of Piper Jaffray. Your line is open.

Charles C. Duncan, Analyst, Piper Jaffray, Inc.

Mr. Duncan:                                             Hi, guys. Thanks for taking my questions. Seth, I’m wondering, you mentioned reimbursement wins if some contracting is complete by the end of the year. Is your goal still roughly 50%, and how do you feel about that goal?

Mr. Fischer:                                                  Yes, Charles, our goal still remains at approximately 50%. Obviously, we cannot gauge fully what negotiations will look like, but I can assure you that we’re fully in negotiations that will improve that access number.

Mr. Duncan:                                             And then moving on to partnering interest, I appreciate that you’re not going to speak about that process now, but, I guess, I’m wondering about the possibility of leveraging the efforts of others; one of your competitors has really doubled-down in terms of their investment, and then there may be another competitor coming on board. Would it be — would it make sense perhaps to wait a year and to see how this phase evolves and retain ownership and clear up some of the other concerns like regulatory strategy and reimbursement?

Mr. Fischer:                                                  Well, I think, Charles, we’re actually delighted to see other companies come into the market, and to come in aggressively because certainly, as I stated earlier, the education of the market is extremely important as we’ve seen in other markets, whether you look at statins, et cetera. As more players come into the market, the noise level goes up and, therefore, the encouragement of the physician community and patients increases.   I don’t really have a way to say that I would slow down anything. I think we would stay aggressive in the market, we would stay aggressive with our partnership discussions because we do believe that this market will continue to develop and that Qsymia is the best product in the market.

Mr. Duncan:                                             And my final question is regarding Obesity Week presence that you mentioned and maybe this gets to a focused selling message. I’m wondering if you could outline some of the initiatives that you would anticipate, and if there is any data that could come out at Obesity Week that may help to drive adoption of Qsymia?

Mr. Fischer:                                                  We have a number of things going on at Obesity Week and it’s — I’m really not able to outline all of the activities that we have going on. Certainly, we want to continue to place things in the marketplace that will drive our efficacy message over time. We believe we have the most effective product. I think some of the publications I outlined today really demonstrate that.  Also the progression toward type 2 diabetes is important data. But certainly we have a lot of activities at Obesity Week.

Mr. Duncan:                                             Thanks for the added color.

Mr. Fischer:                                                  Thank you.

Operator:                                                              Our next question is from Cory Kasimov of JPMorgan. Your line is open.

Matthew J. Lowe, Analyst, JPMorgan Securities LLC

Mr. Lowe:                                                          Hi, there. It’s actually Matt Lowe in for Cory today. Just wondering what are the next steps with the U.S. PTO in terms of issuing the 2028 patents?  And then, secondly, I guess what has to happen to cover the ground to reach the 50% year-end goal on reimbursement? If you could just get a bit more specific there, that would be great. Thank you.

Mr. Fischer:                                                  Yes. So on the intellectual property, barring any last-minute unexpected or unforeseen delays, we do expect two patents to issue on or around mid-November, and the terms of those patents are anticipated to extend our patent to mid-2029, so 2029. If you could, could you repeat your second question?

Mr. Lowe:                                                          Yeah. Just in terms of the reimbursement goal of 50% by year-end, I guess, could you tell us what specifically has to happen to cover that much ground, if we’re at 38% now, to hit that 50% target by year-end?

Mr. Fischer:                                                  No, actually because the marketplace and the payers are so chunky, if you will, it doesn’t take many payers to change that, or it could be several. So it’s really hard for me to anticipate that. And so we have several things that are currently in process. So it’s hard for me to comment because we’re in the midst of negotiation.

Mr. Lowe:                                                          Okay, and then just a quick follow-up. I apologize if I missed it. What is the current duration of treatment at this point? Can you comment on that?

Mr. Fischer:                                                  We don’t really have any current persistency data since we’ve been in retail. Hopefully, we’ll have data in the future to update that.

Mr. Lowe:                                                          Okay. All right. Thank you.

Mr. Fischer:                                                  Thank you.

Operator:                                                              The next question is from Jason Butler of JMP Securities. Your line is open. Pardon me, Jason. Please check your mute button.

Our next question is from Alan Carr of Needham. Your line is open.

Mark J. Vignola, Analyst, Needham & Co. LLC

Mr. Vignola:                                              Hi. This is actually Mark on for Alan. Thanks for taking call. I was wondering if, Seth, you might able to comment and make changes in philosophy versus your predecessor when it comes to marketing and consumer education.

Mr. Fischer:                                                  So in terms of marketing, clearly we’re shifting our focus to those physicians that are already productive. Clearly, in the first year we were trying to establish the market with many new prescribers, but as we learned more about the market, it behooves us to really focus our attention on those that are productive prescribers with the idea that we will expand out from that center, if you will.  Our messaging clearly is focused around establishing the most effective compound in the class, which is Qsymia. And those are really some of the main focuses. And then, driving the coverage of our product, we believe certainly that the covered patient is the patient that will actually have the most longevity on product because of predictability of pricing month-to-month and also insurance that there is in fact covered for the product.

Mr. Vignola:                                              I think I was more interested from the consumer education point of view specifically, direct-to-consumer marketing, branded and both unbranded patient education that was sort of a fairly conservative approach to that in the second quarter from your predecessor. I was wondering if there is anything evolving in terms of strategy there?

Mr. Fischer:                                                  So right now, we’re — I’m placing — the effort in the organization is towards DTP as opposed to what we may think of is broader DTC, and that’s at the point of prescription.  So that’s within physician offices, that’s within pharmacy, et cetera. We don’t have plans at this point to do broader direct-to-consumer advertising as we might know it, but we do believe that very pointed DTP, whether it be electronically on the web or in the physicians’ offices or in pharmacies, is very effective for us. We can even see that even through the fulfillment of our couponing where about half of those are picked up on the web.

Mr. Vignola:                                              Great. Thanks so much for taking my questions.

Mr. Fischer:                                                  Thank you.

Operator:                                                              And your final question is from Marc Steinberg of Dawson James Securities. Your line is open.

Jonathan [last name unknown], Dawson James Securities

Jonathan:                                                           This is Jonathan for Marc. I had a question with regard to the advice you asked for for resubmission in Europe. I was wondering what if anything you’ve heard at this point, and can you give a date by which you would expect to be in Europe?

Mr. Fischer:                                                  So we have not heard anything.  Literally, we really just submitted. We would expect to have some feedback within the first quarter, and we’re looking to do a interim analysis, so we’re working with the CHMP and the Scientific Advisory Working Party to really get advice on our current CVOT trial that’s been approved, if you will, by FDA, the AQCLAIM trial. And we would look to do an interim analysis that would be toward the end of 2016, which would give us the opportunity to submit. And then, obviously it will take some time to garner an approval.

Jonathan:                                                           Okay. Thank you.

Mr. Fischer:                                                  Thank you.

Operator:                                                              Thank you. This ends the Q&A portion of today’s conference. I’d like to turn the conference over to management for any closing remarks.

Mr. Fischer:                                                  Yes, I want to thank everybody for taking their time to call in today. And we look forward to updating you in the future and we believe the future is bright for both VIVUS and Qsymia. So thanks again. And we look forward to updating you in the future. Bye for now.

Operator:                                                              Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect.  Have a wonderful day.